                        United States
             Securities and Exchange Commission
                   Washington, D.C. 20549

                           FORM 15

     CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION
UNDER
     SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15 (d)
          OF THE SECURITIES EXCHANGE ACT OF 1934.

              Commission file number:  33-56256

                 PCC FLOW TECHNOLOGIES, INC.

   (Exact name of registrant as specified in its charter)

   16801 GREENSPOINT PARK DR., 355, HOUSTON, TEXAS  77060

   (Address, including zip code, of registrant's principal
                     executive offices)

                        281-873-2055

    (Registrant's telephone number, including area code)

     NEWFLO 13 1/4% Subordinated Notes due Fiscal 2003.

  (Title of each class of securities covered by this Form)


 (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate, the appropriate rules provision(s) relied upon to terminate or suspend the duty to file reports:

  Rule 12g-4(a)(1)(i)   [ ]   Rule 12h-3(b)(1)(i)   [X]
  Rule 12g-4(a)(1)(ii)  [ ]   Rule 12h-3(b)(1)(ii)  [ ]
  Rule 12g-4(a)(2)(i)   [ ]   Rule 12h-3(b)(2)(i)   [ ]
  Rule 12g-4(a)(2)(ii)  [ ]   Rule 12h-3(b)(2)(ii)  [ ]
                              Rule 15d-6            [X]

  Approximate number of holders of record as of the
certification or notice date:  None
                               ____

  Pursuant to the requirements of the Securities Exchange
Act of 1934 PCC Flow Technologies, Inc. (Name of registrant as specified in charter) has caused this certification notice to be signed on its behalf by the undersigned duly authorized person.

DATE:  December 16, 1997      /s/  W.D. Larsson
                              ______________________________
                              W.D. Larsson
                              Vice President-Finance and
                              Chief Financial Officer
                              (Principal Financial and
                              Accounting Officer)
